EXHIBIT 10.51
December 17, 2007
By Hand Delivery
Dr. Burt Adelman
Dear Burt:
     You have advised us that you plan to retire from your employment with Biogen Idec (the “Company”) as of December 31, 2007 (the “Retirement Date”). In light of your knowledge and experience, however, the Company wishes to retain your services as a consultant for a period of time following your retirement.
     The purpose of this letter, therefore, is to confirm the agreement between you and the Company concerning your consulting arrangements (the “Agreement”), as follows:
     1. Consulting Services.
          (a) Consulting Period. The Company hereby engages your services as a consultant to the Company for the period commencing on the Retirement Date and expiring six (6) months following the Retirement Date (the “Consulting Period”).
          (b) Services. During the Consulting Period, you shall make yourself available to the Company to provide such advice and other consulting services, reasonably related to your skills and experience, as the Company may from time to time request, upon reasonable notice to you (the “Services”). You agree to coordinate with the Company in respect to any periods of your unavailability due to vacations or other reasonable absences, in order that you may continue to meet the Company’s needs throughout the Consulting Period.
          (c) Consulting Fee. As full compensation for all Services rendered by you during the Consulting Period the Company shall pay you a consulting fee of Four Hundred Thousand Dollars ($400,000) (the “Consulting Fee”). The Consulting Fee shall be payable in one lump sum on January 4, 2007.
          (d) No Eligibility for Benefits, Plans or Paid Time Off. As a result of your retirement, you are entitled to regular retiree health benefits provided by the Company and you and your qualified beneficiaries may participate at your cost in the Company’s group health plan through the federal law commonly known as “COBRA”. You are not otherwise eligible to participate in, or receive benefits under, any of the Company’s employee benefit plans, programs or arrangements or to holidays, vacation or other paid time off during the Consulting Period.
          (e) Business Expenses. The Company will reimburse you for reasonable and necessary business expenses incurred by you in providing Services to the Company under this Agreement during the Consulting Period; provided that those expenses are authorized in advance, and provided further that you submit, on a timely basis, such documentation and
Biogen Idec 14 Cambridge Center Cambridge, MA 02142 Phone 617 679 2000 www.biogenidec.com substantiation of those expenses as the Company may reasonably require from time to time.
          (f) Relationship of the Parties. You and the Company acknowledge and agree that you are an independent contractor in the performance of Services under this Agreement, and that nothing in this Agreement creates an employment relationship, partnership or joint venture between you and the Company.
          (g) Tax Matters. Because you are an independent contractor, the Consulting Fee will not be subject to withholding for Social Security, unemployment, Medicare, federal, state or local income or other taxes. You shall be solely responsible for the withholding and payment of any and all such taxes and other legally-required payments on any sums received from the Company under this Agreement. You agree to indemnify and hold harmless the Company and its Affiliates, and their respective shareholders, directors, officers, employees, agents, successors and assigns, from any and all losses, costs and expenses, including without limitation attorneys’ fees, and any other liabilities incurred as a result of your failure to meet your tax obligations.
          (h) Intellectual Property and Other Property. The Company shall own and be free to use all intellectual property created, invented or conceived of by you in the performance of Services under this Agreement (“Intellectual Property”). You agree to assign to the Company all such Intellectual Property, and to assist the Company in applying for patents and other protection with respect to any such Intellectual Property. You agree to disclose all information material to patentability of any invention within the Intellectual Property to the Company for purposes of disclosure to the U.S. Patent and Trademark Office.
     You acknowledge that specially prepared or commissioned work shall be a “work for hire by an independent contractor” as defined under the United States Copyright laws (17 U.S.C. Sections 101 et seq.). and in the event any work prepared by you as part of the Services is determined not to be a work for hire by an independent contractor, you hereby irrevocably assign all copyrights in the work (including the right to prepare derivative works) to the Company.
          (i) Confidentiality. During the Consulting Period, you will have access to confidential and proprietary information and you may receive or create ideas, know-how, trade secrets, information, data, processes, substances and the like of the Company (the “Information”). You agree that you not reveal or disclose the Information to any third party or use any Information for any purpose other than the performance of the Services without first obtaining the written consent of the Company.
     The obligations of confidential treatment under this paragraph do not apply to any information, which:
(A)	was known to you prior to receipt thereof from the Company other than as a result your prior employment by the Company;

(B)	was or becomes a matter of public information or publicly available through no act or failure to act on your part; or

(C)	is acquired by you from a third party entitled to freely disclose such information to you.

     2. Cooperation. You agree to cooperate with the Company’s reasonable requests during the Consulting Period and thereafter with respect to all matters arising during or related to your employment or the Services, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement.
     3. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other. This Agreement shall inure to the benefit of and be binding upon you and the Company, together with your/its respective successors, executors, administrators, heirs and permitted assigns.
     4. Miscellaneous. This Agreement constitutes the entire agreement between you and the Company, and supersedes all prior communications, agreements and understandings, whether written or oral, with respect to your employment, other than the Employee Proprietary Information and Inventions and Dispute Resolution Agreement between you and Biogen Idec dated March 8, 2004 and your obligations with respect to the securities of the Company. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company. This is a Massachusetts contract, and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
     If the terms of this Agreement are acceptable to you, please sign, date and return it to me. The enclosed counterpart of this letter, which you should also sign and date, is for your records.

Sincerely, BIOGEN IDEC, INC.
By:	/s/ Craig Schneier
Craig Schneier
Executive Vice President, Human Resources, Public Affairs and Communications

Accepted and agreed:
Signature:	/s/ Burt Adelman
Date:	12/18/2007